UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2009

USG Corporation
 (Exact name of registrant as specified in its charter)

Delaware	1-8864	36-3329400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3673
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 436-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 21, 2009, the Registrant’s indirect, wholly-owned subsidiary, Gypsum Transportation Limited, or GTL, drew down the second advance available to it under the Secured Loan Facility Agreement, dated October 21, 2008, between it and DVB Bank SE, as lender, agent and security trustee. The advance was in the amount of $25 million and was made following delivery of GTL’s new ship, the Gypsum Integrity.

The advance bears interest at a floating rate based on LIBOR plus a margin of 1.65% and is repayable in quarterly installments in amounts determined in accordance with the Secured Loan Facility Agreement beginning in August 2009, with the balance repayable in 2017.

The Secured Loan Facility Agreement contains representations and warranties that are customary for ship mortgage financings, as well as usual and customary affirmative and negative covenants affecting GTL, including financial covenants requiring it to maintain or not exceed specified levels of net worth, borrowings to net worth, cash reserves and EBITDA to debt service, and events of default, including, but not limited to, the failure to make required payments, material breaches of representations or warranties, the failure to observe certain covenants or agreements, the failure to pay or default of certain other indebtedness, certain adverse material monetary judgments, bankruptcy, insolvency and a change of control of GTL or the Registrant. Repayment of the advance is subject to acceleration upon the occurrence of events of default.

The Registrant has guaranteed the obligations of GTL under the Secured Loan Facility Agreement, and GTL has granted DVB Bank SE a security interest in the Gypsum Integrity and related insurance, contract, account and other rights as security for borrowings under the Secured Loan Facility Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION

By: /s/ Richard H. Fleming
Richard H. Fleming,
Executive Vice President and
Chief Financial Officer

Dated: May 27, 2009